Capstone Companies, Inc.

Year-End 2018 Financial Results Conference Call

April 2, 2019

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Capstone Companies, Inc. – Year-End 2018 Financial Results Conference Call, April 2, 2019

C O R P O R A T E   P A R T I C I P A N T S

Aimee Gaudet, Corporate Secretary

Stewart Wallach, President, Chief Executive Officer

Gerry McClinton, Chief Financial Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Anthony Kamin, Eastwood Investment Management

Mike Schellinger, MicroCapClub, LLC

P R E S E N T A T I O N

Operator:

Greetings. Welcome to the Capstone Companies Incorporated Year-End 2018 Financial Results Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad. Please note this conference is being recorded.

I will now turn the conference over to your host, Aimee Gaudet, Corporate Secretary for Capstone Companies Incorporated. Ms. Gaudet, you may begin.

Aimee Gaudet:

Thank you, Omar (phon), and good morning to everyone. On the call today is Stewart Wallach, Capstone's President and Chief Executive Officer, and Gerry McClinton, Chief Financial Officer. They will be discussing the year-end 2018 financial results as well as give us an update on the strategy and outlook, followed by a question-and-answer session. If you do not have the release that was distributed yesterday afternoon, it is available on the Company's website at www.capstonecompaniesinc.com.

As you are aware, we may make forward-looking statements during today's presentation. These statements apply to future events which are subject to risk and uncertainties, as well as other factors that could cause the actual results to differ materially from where we are today. These factors are outlined in our earnings release as well as in the documents filed by the Company with the Securities and Exchange Commission, which can be found at www.capstonecompaniesinc.com or at www.sec.gov.

With that, I'll turn it over to you, Stewart.

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Capstone Companies, Inc. – Year-End 2018 Financial Results Conference Call, April 2, 2019

Stewart Wallach:

Thank you, Aimee, and good morning to everyone. I appreciate your time with us today. Before introducing Gerry McClinton to review the year-end financial results, I'd like to put some color on our current standing as it relates to specific marketing initiatives that have been in development over the course of 2018. Before doing so, I want to take a moment to comment on our revenues for 2018.

As projected and discussed during 2018 webcasts, revenues were disappointing, but were a direct result of decisions Management made relative to the trade disputes with China and the resulting threat of increased tariffs. While the tariffs themselves minimally impacted our costs of goods to date, the reduced promotional scheduling due to costly uncertainties is what drove revenue south. In short, we opted to not deviate from our successful business model in which all costs incurred in transporting and clearing products into the United States are the responsibility of our customers.

We were asked to guarantee landed pricing due to the potential uncertainty of tariff adjustments. This would not have been prudent as the increased tariffs were not only unknown at the time but, furthermore, our business model would be subject to long-term change.

On a positive note, we developed a new lightning product that presents a higher perceived value and improved gross margin to address the tariff issue should it have been implement as per the Administration’s stated plan. This product was intended to serve as a catalyst to revitalize our revenues in 2019 within the LED category. The product resonated well with the buying community and initial orders total an estimated $3.5 million which were shipped in Q1 to support a manager’s special event within the warehouse club channel. The early point-of-sale’s data indicates strong sellthrough and we anticipate the product will meet its targeted objective throughout 2019. We will obviously discuss this in greater detail when we have our Q1 results webcast.

We have expanded our product development focus throughout 2018 and targeted a new category of smart products which we have referred to in prior discussions as connected surfaces. We launched the first product, the Capstone Smart Mirror, at the CES 2019 Exhibition, and I am pleased to report the response exceeded expectations. I will expand upon that more momentarily.

I would like to break at this point and allow Gerry to discuss and highlight key points within 2018 financials, after which I will elaborate further on Capstone’s 2019 perspectives.

Gerry McClinton:

Thank you, Stewart, and good morning, everyone. Fiscal 2018 revenue was impacted by various factors that collectively resulted in a revenue reduction as compared to 2017. Let’s take a look at really what happened here.

For the year December 31, 2018, net revenues were approximately $12.8 million, a decrease of $24 million from $36.8 million in Fiscal 2017. The Accent Light category in 2017 was at the height of retail lifecycle. Combined, Capstone Lighting, Duracell, and Hoover Home brands accent light programs accounted for approximately $29.5 million of net revenue. However, in 2018 some of the accent light product lines, both in the Duracell and Hoover program, did not perform to retailers’ expectations. I will highlight some of the reasons this occurred.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Capstone Companies, Inc. – Year-End 2018 Financial Results Conference Call, April 2, 2019

The Duracell license was extended to Capstone in conjunction with a major promotional programming at specific warehouse club. As a result of the promotional support, Duracell (inaudible) and very aggressive retail pricing, the club projected an estimated 40% of our higher sales than they previously experienced selling Capstone’s own brand. In short, the strategy did not deliver, resulting in significant revenue reduction as compared to 2017. For the 12 months ended December 31, 2018, the program generated $1.2 million of sales as compared to $16 million of sales in 2017. This represented a $14.8 million revenue reduction in 2018 with that retailer.

The retailer was left with excessive carryover inventory into 2018. In an effort to balance and liquidate the inventories while minimizing cost to Capstone, the sales period was extended through 2018 and all other promotional programming was delayed or postponed. The inventory liquidation extended through Q1 and Q2 of 2018 and, accordingly, we missed new business scheduling for most of this year.

We did resume new product introductions, as Stewart mentioned earlier, in Q1 2019. The Hoover LED Home program sales velocity also declined in 2018 as the overall LED business declined in both units and dollars. While we successfully placed three new Hoover-branded products in Q1 2018, the sellthroughs did not meet prior-year sales performance. This decline resulted in a sales decrease of $9.3 million in 2018.

The Capstone Lighting program generated $5.4 million of revenue in 2018 compared to $5.2 million in 2017. An increase of $200,000 was incurred (phon) as the Company did launch four new Capstone products during 2018.

I trust this provides some insights into the $24.1 million reduction in sales.

Also effective September 24, 2018, the current U.S. Administration implemented a 10% tariff with a further 15% increase originally scheduled for January 1 and then delayed it to March 1, 2019. The U.S. Administration recently delayed the further 15% increase due to pending negotiations with the Chinese Government trade officials. However, the ongoing trade dispute continues to cause uncertainty and confusion, both with suppliers and retailers.

Capstone faced challenges in 2018 unlike any in its history. As a result of the trade disputes, the Company was going to be impacted one way or another. We felt that being conservative during this time is prudent, regardless of potential fueling (phon) reduced revenue and opted to limit underwriting support of the proposed tariffs and focus on the retention of our capital reserves and the execution of our 2019 plan.

In 2018, while maintaining a conservative posture, the Company still continued to invest in retail support programs. Pointed fact: in 2017 the Company provided retailers with $1.9 million of marketing funds for consumer rebate allowances and in 2018 we provided a further $559,000 in related funding.

For the year December 31, 2018, international sales were approximately $1.3 million of net revenue as compared to $1.8 million of net revenue in 2017.

Let’s take a look at gross profit and cost of sales. As a result of the reduced revenues, gross profit decreased by $5.9 million as compared to 2017. The gross margin percentage for Lighting products decreased minimal to 25.5% from 24.1% in 2017. In 2018, seven new products were launched. The 1.6% reduction in the gross margin percentage resulted from the shipment of two product test orders and we sold off some inactive inventory at lower margins.

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Capstone Companies, Inc. – Year-End 2018 Financial Results Conference Call, April 2, 2019

As a result of the reduced revenues, cost of sales were approximately $9.9 million and $27.9 million respectively. This cost represents 77.5% and 75.9% of net revenues for 2018 and 2017 respectively.

Total operating expenses in Fiscal 2018 were $4.1 million of revenue as compared to $5.6 million of revenue in 2017. This represents a $1.5 million decrease over 2017. The two areas that most impacted operating expenses were sales and marketing and product development expenses. Sales and marketing expenses in 2018 and 2017 were $915,000 and $2.3.million respectively, a decrease of $1.4 million. With the revenue reduction in 2018, many sales-related expenses were also reduced. Royalty expenses decreased by $934,000 and sales agent commissions decreased by $232,000 as compared to 2017.

Now, with the development of the Smart Mirror project, product development expenses were approximately $519,000 in 2017 as compared to $377,000; that’s an increase of $142,000. In 2018, the Company invested $295,000 in the Smart Mirror project, an increase of $235,000 from the previous year. These investments cover product design, software development, electrical engineering, product prototyping, testing, and regulatory specifications by outside third-party testing labs. Development expenses areas compared to 2017, compensation expenses were down $109,000 and professional fees were $40,000 lower despite having $73,000 of legal expenses associated with the cyber-trust (phon) dispute.

Other general administrative expenses were $114,000 lower, mainly the result of lower bank processing fees and reduced rental expense resulting from a rent abatement incentive received for relocating our corporate office during the year.

Operating income loss: for Fiscal 2018 the operating loss was $1.2 million compared with $3.2 million operating income in 2017. Despite operating expenses being reduced by $1.5 million as compared to 2017, the $5.9 (audio interference) reduction resulting from reduced revenue contribute to the $4.4 million negative swing as compared with 2017.

Miscellaneous other expenses: for Fiscal 2018 other expenses were approximately $55,000, a positive swing of $67,000 compared to $122,000 in 2017. The main reason for this expense reduction was the reduced interest costs as a result of having zero loans.

Provision for income tax, for Fiscal 2018 we have a benefit from income tax of approximately $289,000 compared to a provision last year of $1 million in 2017. The benefit was the result of a net loss incurred during the year. Net income loss for 2018 and 2017 was approximately a $1 million loss and $2.1 million profit respectively, a negative swing of $3.1 million.

Liquidity and capital resources, now in 2018 we worked very diligently to improve our balance sheet position, enabling us to develop the Connected Surfaces project without financial hurdle. Let me highlight a few points. The cash balance at 2018 year-end remained strong, increasing $164,000 from 2017. The part of year-end balances were $3.8 million in 2018 compared to $3.7 million in 2017. Accounts receivable was $64,500 in 2018 as compared with $4.4 million in 2017. The cash has been collected. We have eliminated any risk of non-collection or bad debt, so we’re in a good position.

Inventory on hand was $27,000 in 2018 compared to $141,000 in 2017, a reduction of $104,000, and what’s in hand is all active inventory.

Income tax refundable, $220,000 in 2018, which will be utilizing in the future. Accounts payable of $461,000 compared to $2.7 million in 2017, all suppliers have been paid down. Income tax payable was $12,000 as compared to $624,000 in 2017. The tax liability has been paid down; notes at lowest payable in 2018 remained at zero.

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Capstone Companies, Inc. – Year-End 2018 Financial Results Conference Call, April 2, 2019

But the most impressive thing is our working capital. We have working capital of $3.8 million which is a current working capital ratio of 6.5.

Let’s talk a little bit about the funding activities. Cash flows provided by operating activities was approximately $208,000 in 2018 compared with $3.5 million in 2017. The negative cash impacted in that loss, or approximately $1 million, was offset by $4.1 million reduction in accounts receivable compared to cash collections, $171,000 increase in accrued sales allowances and $113,000 reduction in inventory. With this cash availability, the Company’s reduced $2.3 million in accounts payable and $613,000 in income tax payable. The Company’s tax position increased from $3.7 million at December 31, 2017 to $3.8 million in 2018.

Cash flows used in investing activity, the use of cash in 2018 was approximately $54,000 compared to $48,000 in 2017. The Company continues to invest in new product (inaudible). With the product expansion into the Smart Home program, the Company’s future capital requirements will increase. CIH (inaudible) expected to pay favorable payment terms with its manufacturers, limiting upfront cash required when initiating new product line projects.

Cash flow used in financing activities; the cash used in financing activities for the year ‘18 and ‘17 was zero in ‘18 compared to $1.4 million respectively. As of December 31, 2018, the Company had zero debt outstanding. At December 31, 2018, the Company complied with all covenants pursuant to existing credit facilities.

In closing, I’d just like to say our resources remain strong. That is, our factored (phon) relationship and our payment terms are well-established. We have a strong cash balance. We have bank lines available and expansion lines are available in place as we continue to have zero debt. With these available resources, Management believes that our cash flow from operations, continued support from our banks during (inaudible), and support from our Directors when needed will provide sufficient financial resources for the Company in 2019.

This concludes my financial summary for 2018. Stewart, I’ll turn it back to you.

Stewart Wallach:

Thank you, Gerry. As Gerry indicated, our year-end cash position remains strong and it has enabled us to pursue Connected Surfaces project without distraction. Let me highlight some of our specific Connected Surfaces achievements to date.

One, our initial smart device, Smart Mirror, was introduced at the Consumer Electronics Show January of 2019. This was our first entry in the electronics industry showcase and we have subsequently been covered in numerous industry publications, interviews, and we’re recognized by Android headlines as one of their best of CES choices.

Two, we engaged Max Borges Agency, a noted consumer tech PR company, who helped us to spearhead the launch of the Connected Surfaces product line at the Consumer Electronics Show and who will continue to manage media contact for the Company as we initiate product launches at retail.

Three, the Company expanded its social media marketing department and enhanced its social media campaign strategy. We currently have a presence on the following social media platforms: Facebook, both Capstone Industries and Capstone Connected; Instagram, Pinterest, LinkedIn, with plans to establish presence on YouTube as well as Twitter in the very near future. Additionally, our team has been developing a strategic social media advertising campaign in an effort to reach out highly targeted audience and leverage potential sales with the smart device.

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Capstone Companies, Inc. – Year-End 2018 Financial Results Conference Call, April 2, 2019

Four, the Company has been working with its Web Design and Marketing Team to develop a short-term presale website which we’ll use to facilitate direct sales to early adopters. We plan to introduce this site no later than May of 2019.

Additionally, Number Five, the Web Team has also been working on the design and development of our primary website which will be a modernistic and relevant site reflective of the image associated with smart electronic products. This website will feature products from the new Capstone Connected product line and is expected to launch in Q2.

Lastly, we engaged Producify, a boutique full-service marketing company, to help us create and produce our initial product video which will be used on social media channels and to support the initial campaign.

As you can see, we have been readying the Company for its foray into the electronics industry. This opportunity, I have to point out, is greater than any that Capstone has pursued in the past and, as such, sizable investment has been made to compete in this emerging electronics category.

I will be traveling to Asia in the weeks ahead to review and discuss expansion plans for the Capstone Connected Surfaces programming, as well as our LED business. This will include visits outside mainland China with sources in Thailand and Vietnam that our Capstone Hong Kong Team have been in discussions with over the course of 2018. Our objectives are to mitigate the threats of future tariffs where possible and reduce our reliance over time on China-only factories. While we enjoy strong relationships with our OEM factories and are not currently experiencing any delivery or production issues, there are concerns that trade relations between the U.S. and China will remain strained for the foreseeable future and we need to be prepared for future instabilities.

In closing, having met the challenges brought on by the reduction in revenues in 2018, which were substantial, we are bullish on the direction the Company is taking in 2019. It’s undeniable that today’s population is more connected than ever. Just as smart phones, tablets, and broadband subscriptions have expanded from 2010 to 2018 across all age groups and income levels, we envision the continuing simplification and access to content and data in new formats imminent, which will create substantial consumer demand. The United States is one of the largest smart phone markets in the world with one of the highest markup penetration rates worldwide, and in 2017 68.5% of the U.S. population used a smart phone. The number of U.S. smart phone users exceeded 220 million by year-end 2017.

These data points alone, while remarkable, are further validated by the growth potential which is driving investments into smart home electronic products and awareness. Here are a few key data points driving our optimism, supporting the investments we have made in this category. One, revenue in the smart home segment amounts to approximately $46 billion in 2018. Two, household penetration is only at 7.5% in 2018 and is projected to rise to 19.5% by 2022. Three, smart phone users in the U.S. exceeded 220 million and is projected at 270 million in 2022. Fourth, a very key point, fixed broadband subscriptions in the U.S. now exceeds 100 million homes.

I trust sharing this research and data will be helpful for you to understand our strategy for expansion. The sheer size of the market is exciting and clearly identifies the need for ample supply. While we are not in a position to project the potential for our Company yet, you might consider that reaching only 1% of the fixed broadband households would result in selling 1 million smart mirrors. This data point alone drives our daily motivation.

At this time, I’d like to personally thank our long-term shareholders for your continued support, and to our new and potential shareholders, I would like to welcome you to Capstone’s next exciting chapter.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Capstone Companies, Inc. – Year-End 2018 Financial Results Conference Call, April 2, 2019

Operator:

At this time, we’ll be conducting a question-and-answer session. First, we will take questions via e-mail. Afterwards, we will take questions via the telephone line. If you would like to ask a question via the telephone line, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment, please, while we poll for questions.

Aimee Gaudet:

Great. Okay. We’re going to address the questions that came in by e-mail first. First question was: in 2018, the Directors authorized a stock repurchase program up to 1 million shares which, at today’s price, equates to approximately 5 million shares. Wilson and Davis have been authorized to buy up to 750,000 shares. Are you planning to buy up to the authorized quantity?

Gerry McClinton:

Well, let me answer that one, Aimee. Look, the program has been working as planned and the funds have been set aside for the submission program. However, the decision to commit further funds is very much dependent on our operational cash needs at that time. Our stated goal is to buy the authorized shares, but only when the funds are available and not required to support operational needs.

Aimee Gaudet:

Okay. Great. Thanks, Gerry. Number two: product development expense was $519,000, of which you referenced that $295,000 was spent on the Smart Mirror project. How much more will be required to complete this project and is the funding available?

Gerry McClinton:

I’ll take that one. Based upon the budgeting requirements being equal to or slightly higher than that of 2018, funding is currently available. We are funding this project from operational cash flow and have a $2 million expansion line designated by our bank to fund Company expansion needs for this projects beyond operating cash flow, as required.

Aimee Gaudet:

Okay. Next question—thank you—number three: international sales were $1.3 million, down from $1.8 million in 2017 and have been gradually declining. Do you consider increased international sales as an objective; and, if so, what plans are in place to make this happen? Stewart, maybe you can answer that.

Stewart Wallach:

Yes, I’ll take that. The availability of battery-operated, low-cost lighting products is greater than it has been over the past several years. Successfully placing our products in Pacific Rim is directly related to the recognition we have earned in the U.S. market. As LED is maturing and sources are more abundant, the opportunities for Capstone to sell profitably overseas are declining. That being said, our new light bar, which I mentioned earlier as having sales of $3.5 million in the first quarter, should open distribution opportunities once again, as well as the potential for our Connected Surfaces products. This entry into the electronics industry will take us into all markets outside the Pacific Rim as well.

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Capstone Companies, Inc. – Year-End 2018 Financial Results Conference Call, April 2, 2019

We have strong interests expressed to us at the CES show for a number of international markets, all of which will be followed up by our Capstone HK office as soon as product is available. While we may see some of this business by year-end 2019, I expect, frankly, that 2020 to be a year for significant international expansion.

Aimee Gaudet:

Okay. Thank you. Next question: you’ve outlined how the tariff increases negatively impacted 2018 revenue. It is very possible the tariff wars will continue so how do you plan to ensure that future revenue is not impacted by such tariff hikes?

Stewart Wallach:

Well, there’s a number of situations that are being addressed to prepare the Company for possible tariff escalation. Keep in mind that the best defense always is creating new and unique products that do not have a previously established price perception. For instance, that LED light bar (inaudible). These products will sell at higher retails which will offset the tariff adjustments. Secondly, the reliance on China-only factories is being reduced.

Here are a few points to consider further. One, our direct import business model requires all costs in transporting and clearing the product be paid by our retail partners. Once again, we took a position of not getting involved in the pain of the tariffs in 2018 even though we knew we would fuel revenue reductions, but at the same time, that program now remains intact and we will be proceeding to the market in the same way we did in prior years. Two, clearly we need to diversify our manufacturing locations so that product can be produced in countries not impacted by a tariff was and, preferably, holding most favored nation tariff status. These are primary objectives on my trip that’s coming up in the next few weeks and I feel confident that based upon the feedback we received from Capstone HK that we will have sources of supply operational in these other countries by year end.

Aimee Gaudet:

Great. Thank you. Next question: you’ve indicated in the past that the LED business is maturing and prices are declining. How do you plan to at least maintain the LED business position that we have earned over the past few years?

Stewart Wallach:

Well, as we recently demonstrated—again, I referenced Q1 2019—our retail partners continue to welcome LED innovations just as they have for the past several years. They are also challenged greatly by the decline in LED product pricing and innovations. In fact, so many LED products have become commoditized and the category overall is not as profitable for manufacturers. Investments by the manufacturers into new and unique products are on the decline. This is a good opportunity for Capstone to leverage its reputation as an innovator.

Aimee Gaudet:

Okay. Thank you. Next question: the Company has benefited in 2018 from zero non-balances and interest charges. However, with the possibility of increasing interest rates and the need for continued product development, can you see our future statements being negatively impacted by the cost of capital?

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Capstone Companies, Inc. – Year-End 2018 Financial Results Conference Call, April 2, 2019

Gerry McClinton:

Let me just touch base on that one. Purely from a financial perspective, I would answer no. But I think Stewart can expand upon why future business development is done in such a controlled way.

Stewart Wallach:

Yes. Thanks, Gerry. Let me add some color to that. We have certainly benefited from this position. We remain focused on our commitment to borrow intelligently and manage our capital stringently. At the same time, Management’s approach in product development and new business pursuits are done in a measured and planned manner as they have been in the past. For example, we will not simply develop 10 Connected Surfaces items at a time to put them out on the marketplace and see what happens. While we will have a lineup of products designed and planned for, we will only invest in their production once we have success within the marketplace. If the initial product tests as we anticipate and it’s accepted as we believe it will be, then we will slowly introduce the product line portfolio expansion into the marketplace. It’s this discipline and linear approach that delivered our pre 2018 year-over-year growth and success in the LED categories.

Aimee Gaudet:

Okay. Great. Thanks, Stewart. Last question: I know you mentioned reducing your reliance on China factories due to the Administration’s actions which we, of course, do not control. How big an undertaking is this and how far along are you in the process?

Stewart Wallach:

This may be a bit redundant. I think I’ve addressed this prior, but let me say that Capstone HK has been charge with this effort in early 2018 when the initial discussions and trade war issues surfaced. Mr. Sloven and his Team have held numerous meetings over several visits and have identified potential factories for both LED products and Smart Mirror production outside China. I will be reviewing these factories with Mr. Sloven and the Capstone HK office during my visit, and we’re hoping they could be operational in the latter part of 2019.

Aimee Gaudet:

Okay. Omar, I believe we’re done on our end.

Operator:

Our first question via the telephone line is from Tony Kamin, Eastwood Partners. Please proceed with your question.

Anthony Kamin:

Sure. Hi. Thank you. I have three questions regarding the Connected Surfaces. I apologize in advance. I may be behind in sort of the understanding of some of this from what I’ve looked that. But, the first application I saw was in mirrors. Intuitively, to me, that seemed a market where I would think most consumers are putting sort of bathroom mirrors in when they’re initially building a house or doing remodeling or some like that. How do you reach that channel; are you, in addition to going to consumers, also going through builders or designers or remodelers as channels?

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Capstone Companies, Inc. – Year-End 2018 Financial Results Conference Call, April 2, 2019

Stewart Wallach:

Let me address this and give you some indication on this. First of all, Tony, thank you for calling in. It’s first important to recognize the enormity and potential of smart home products overall. We can dispute their viability and whether you have a personal preference or not, but at the end of the day people are—this category is growing dramatically by having anticipated 7.5% penetration rate currently up to 19% over the next few years. People are enjoying the smart home environment. It’s trending. It’s not going to reverse in that manufacturers are investing in it greatly to make it a ubiquitous and products talking to one another.

But for us in particular, and, again, getting outside the bathroom environment and the vanity mirror, the second largest item in a home that hangs on a wall, other than art, are mirrors. Average home has eight to 10 mirrors hanging in a home. This is in hallways, entryways, family rooms, exercise rooms, yes, and bath vanities. The importance of what we’re doing, which is why we believe that the mirror will find placement in any of those areas as a replacement product, if you will, is because of our approach in making these a truly functional product. Again, once the new website goes up you’ll be able to get more insight into this, but let me share with you there isn’t anything that you won’t be able to do on your smartphone or on a tablet that will not be accessible to you on your mirror.

This is the key issue here because other smart mirrors that you’re probably seeing in the marketplace, etc.—and if you aren’t you might want to take a look—that are surfacing in the marketplace are about playing music, maybe getting a stock report, maybe a weather report, in other words, the manufacturers take an approach of predefining what it is that that mirror will do for you. We take an entirely different approach. Again, if you were to open a Google account and get on the mirror, anything that you have in your Google account, as an example, that you’re using on your smartphone, you would walk into the house, you could put your smartphone down and that information will be readily accessible through the mirrors.

It is also important to point out, Tony, that a single mirror is what you’re seeing which was sized and developed to hit a certain price point as a launch item. As this becomes mainstream we have plans for different form factors, different configurations—with frames, without frames, dressing mirrors, full-length mirrors—and the options are numerous.

We’ve also been contacted, subsequent to the CES show, by some hospitality concerns. To tell you exactly how we’re going to capture that market today, I wouldn’t be able to tell you specifically. But what I can tell you is the market is there.

Give you an idea, I mean, the Consume Electronics Show is probably the largest exhibition in the world today. Unbelievable. For Android headlines, which is a cheap publisher that covers that show, to recognize us as one of the best in CES, was actually pretty remarkable. There were other smart mirrors there and they pointed out, they said the reason we’re coming to talk to you about this and why we’re acknowledging you is because of your approach. People do want access to content and you seem to figure out how to take the tablet environment, the smartphone environment, and deliver it in a whole new form factor. I hope maybe that helps you out a little bit.

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Capstone Companies, Inc. – Year-End 2018 Financial Results Conference Call, April 2, 2019

Anthony Kamin:

It does. I do believe in the basic thesis that more information and smarter information, some other ways of getting information are going to come out there. When you first kind of started to talk about this a few conference calls ago and you were keeping it pretty quiet, I guess I was sort of envisioning more applications on, say, the island kitchen kind of surface or maybe up on any wall that you choose so that you could kind of ultimately choose what surface you wanted this to show up on. As you broaden the line, do you go in those directions where the user will have (inaudible)?

Stewart Wallach:

You actually nailed it. I mean, that’s spot on. That’s exactly the direction. For instance, we’re working on a countertop mirror that would be perfect for a kitchen environment. I can tell you that—and we’ve been experimenting with what’s called smart displays which are now probably in the marketplace from Lenovo or from Google, etc., and we’re experimenting even in our own homes and access to recipe and access to how-to, certain cooking questions, etc. It’s a joy to have. I mean, you no longer have to paper recipe book sitting on your countertop. Yes, to answer your question, these items, these form factors, will be configured for various rooms and they’ll have certain appeal.

For instance, an exercise room, you’ve seen, I'm sure, and familiar with Peloton. I mean, they’ve built an amazing company off of basically a cycle, and, more importantly, those digital contents relative to participating in exercise classes. Now we’ve got another company that surfaced recently called the Mirror Company. They’re charging $1,500 for a mirror and a monthly fee to visit these exercise environments. Curiously enough, literally there are tens of thousands of exercise videos, from yoga to weight lifting, on YouTube alone that if people didn’t want to spend the money to participate in that digital content club, if you will, they could access through our mirror on YouTube and sit in front of an exercise bike or an exercise pad and enjoy it.

Yes, we will be targeting different environments as soon as we have our initial read on the primary first product.

Anthony Kamin:

Okay. Final question, and maybe this is in your filing somewhere, but can you give a little more color on in terms of where you’re sourcing this technology from and your rights to it, where does it stand in terms of what you’re having being protected in some way, proprietary or exclusive, if any of those apply here.

Stewart Wallach:

Well, let me say this. First of all, we will have our own user interface, own user interface meaning when you turn on that mirror what you see we will have developed and owned and formatted how you proceed into the mirror relative to whether that be accessing other applications, accessing e-mail, etc. The frontend is ours. The reality is once you’re on the Internet, though, the whole world of the Internet just as a tablet, is available to you. That’s one of the reasons we took the approach we’re taking is that you could customize that format. In other words, if there’s top five apps that you enjoy using on a daily basis, whether it be for stock reporting or music or what have you, you could set your mirror up with those applications.

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Capstone Companies, Inc. – Year-End 2018 Financial Results Conference Call, April 2, 2019

Now, that being said, there is a great deal of creativity that has gone into how we make this tablet functionality integrated into the mirror itself. I can tell you that it’s not easy. It’s more methodology than it is actual coding work. To that end we have strong non-disclosure agreements in place with the manufacturer. I will tell you that unlike some other less sophisticated and lower-tech products that we’ve been in over the past 25 years in my experience overseas, primary focus was put in this area to dealing with very, very high-quality manufacturers that are, for instance, Google-approved manufacturers that are called Maddos which are mobile application, distributor approved by Google. There’s only a handful of them. These people are probably far more sophisticated than any manufacturer we’ve ever dealt with and they’re just as eager to protect you, where possible, as we are interested in being protected because they have to comply with all of Google’s requirements, etc.

There’s a lot that goes into it. There’s no patented component, per se, but it’s how we integrate the technologies and how we have them talk to one another in what’s called the handoff of content between the circuitry, etc., that makes this work. It’s quite unique.

Now, what’s interesting, as a last note, Tony, which I think might be of value, is that what we’re developing relative to the content delivery portion, that will work whether it’s a round mirror, a square mirror, a rectangular mirror. Consider this: Honda Motor Company today may have a single chassis, so you can relate our content delivery mechanism as a chassis. That will have five different models (inaudible). The form factor can change, but the guts of what we’re investing in will be uniform throughout the product portfolio.

Anthony Kamin:

Great. That’s very helpful and it’s very exciting. Thank you.

Stewart Wallach:

You bet.

Operator:

Our next question comes from Mike Schellinger MicroCapClub, LLC. Please proceed with your question.

Mike Schellinger:

Hello. Can you comment on where the development of the Connected Surface product is? I mean, it sounds like it’s still a couple months off from being completed given that you’re doing, premarketing, I think you said; you’re expect that that website to be up in May?

Stewart Wallach:

Yes. Hi, Mike. It’s Stewart. Nice to speak with you. We’re in final testing right now. We have to get final testing through force (phon) testing and things of that nature. Testing that basically tries to stimulate what a consumer will do with it. The development piece is completed. The prototyping has been completed, but we have to go through extensive testing. That’s part of the reason my trip is scheduled when it is, because I’ll be going there with the intent, probably around the third week in April, to sign off on the final product.

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Capstone Companies, Inc. – Year-End 2018 Financial Results Conference Call, April 2, 2019

The presale website that will go up in May serves two purposes for us, and we’ve never done this before, as you know. But while we’re waiting for the retail market—again, even if we had commitments tomorrow, the next buying window is pretty much Christmas. While we’re waiting for the deliveries into the retail marketplace to occur, we’re going to open up the channel to work directly with consumers and develop a unique relationship with what we’re deeming as early adopters. There will be a program in place for the early adopters that they could participate in some marketing surveys, etc., and get a consideration for that.

All in all, I expect the product, the initial prelaunch product, to be shipped in May, so that should give you some indication as to where we’re at.

Mike Schellinger:

Okay. Great. Then in terms of marketing, it sounds like from what you just said that direct-to-consumer is first roll out and then probably targeting big-box for December. Then do you expect direct-to-consumer to be a big part going forward or is that probably going to play a smaller part?

Stewart Wallach:

Mike, the direct-to-consumer will be a smaller part initially, and I’ll tell you why. We’ve also done a few other things which I mentioned earlier we’ve never done before as a Company. We’ve invested in a marketing company that’s doing video production for us. We’ve developed a very strong social media campaign strategy, which will incorporate advertising as well. All of these things are in place, including our PR agency, Max Borges. All of these people are currently working for us and ready to go the minute we pull the trigger on the product being available.

We don’t really know how to measure that because we’ve never done that before, but I can tell you that we are not taking a frugal approach here. We are going top drawer across the board. We’re using top companies. We’re outsourcing as opposed to trying to control everything inside so that we can proceed to market. This is all going to be happening through Q2. By the end of Q2, not only will, I think, the program become very familiar to users through social media introduction and social media advertising strategy, but we will also have our website up. We’ll be in full force.

Now, that being said, Mike, presentations to the retailers are already taking place, just so you understand. They just can’t make their commitment until I give them the final product in a box and say here it is; now you can sign off on it. But, presentations are being made and the response is sensational, again, because we’ve taken this approach of making it, not just a trending fashion smart home item but really making it functional. Theoretically, right, you can walk into your home, put your smartphone down instead of walking around your house with your smartphone like I do, and any room that has this mirror, you’ve got accessibility to the content. That, by the way, is accessible through touch, it’s accessible through voice as well.

Mike Schellinger:

In terms of the benefit of using the Connected Surface versus your phone, it sounds like one is maybe— you talked about sort of like the application in the kitchen—maybe you have your recipes easy to access; maybe in the bathroom it’s easy to check your e-mail and, I don’t know, maybe it also has the temperature, outside weather forecast so you know how to dress rather than trying to go on your phone and find the Weather app and go through that. First of all, sort of, am I right on that? Then secondly, is there anything with the Connected Home that you’re trying to do with it?

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Capstone Companies, Inc. – Year-End 2018 Financial Results Conference Call, April 2, 2019

Stewart Wallach:

Okay. Mike, I have two of them in my house right now that’s in prototyping and used them for the last six months. I have one hanging in one of the bathrooms that has what we call a routine. I have a Google routine in it. Basically, when I approach the mirror in the morning I say good morning. That routine kicks in. For me, the routine consists of the weather report, traffic report—how long will it take me to get to work if there’re any issues relative to my basic route—which, by the way, the mirror will pick up from the Google profile that’s in for my existing address. Then it goes to reading the news, a news summary, and then I have some music.

Now, I have a good night routine on it that, at night, when I say good night it actually shuts off certain lights in the house and it plays some soft music. That’s the only two things that occur at night time. Then it shuts down.

Yes, to answer your question, there are various things that it can do, but, again, unlike any other mirror that we’re aware of, this is all programmable by the user. You can get as creative as you want. One of the challenges we had was to be able to put out a smart product that, whether you’re an entry-level tech person, typically older in age that’s not that tech savvy but is currently using a smartphone and feels comfortable with certain aspects of the smartphone, or a Millennial techy who really wants to push the limits with it. That’s why we took the approach we took, by integrating the tablet capabilities into the mirror.

Mike Schellinger:

Okay. Thank you.

Stewart Wallach:

All right, Mike. Thanks.

Operator:

We have reached the end of the question-and-answer session. I will now turn the call over to Stewart Wallach for closing remarks.

Stewart Wallach:

All right. Thank you, Omar. Well, once again, thanks, everybody, for attending today. Difficult webcast, certainly for you and us; as you know, I'm the largest shareholder in the Company and it’s disappointing to watch revenues drop 60%. But, from my perspective, your Management performed well and they were smart and prudent about how to deal with the challenges that are being presented by the current Administration. We took risk out of the equation entirely. I think that going through that kind of a situation, which, again, I don’t think any of us have seen that in our lifetimes, but to go through that and come out of it with potentially $1 million loss, it could’ve been a multimillion dollar loss had we made the wrong decisions.

I just want to expand upon this because it may or may not be clear. When I say that retailers have asked us to guarantee landed pricing, let me tell you what that means exactly. That meant that we went from an FOB China pricing model to guaranteeing a landed cost that would’ve required us to pay, potentially, the increased tariffs. Now, how the tariffs gone to 25%—as Gerry mentioned, the 15% was postponed; doesn’t mean it’s not going occur, but it didn’t occur as the trade war had indicated, which was to happen January 1. Had that occurred, we would have lost money on every single unit that we shipped had we assumed the responsibility for that.

While nobody wants to see the top line diminish, I can tell you that it occurred, it was planned for, I tried to express this the best I could over the course of 2018 webcasts, and we are now in a very solid position to move forward. Again, our resources are strong, our cash balances are good, our relationships are excellent. We’ve started to make inroads into Thailand and Vietnam relative to sourcing and manufacturing capabilities, and we’re in a category now that’s an emerging category and we’re at the ground floor of it. I feel good about it and I think you’ll hear more about that in our Q1 webcast, which is due mid-May. I’ll have more information relative to following up from my visit overseas, but everything is where it should be right now and I feel very good about how we’re moving and looking in 2019.

Once again, thank you for your support. I appreciate your time today, and look forward to speaking with you again in the not-too-distant future. Thank you.

Operator:

This concludes today’s conference. You may disconnect your lines at this time. Thank you for your participation.

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